Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC
ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Earthstone Energy, Inc. of our report dated March 30, 2022 with respect to the consolidated financial statements of Chisholm Energy Holdings, LLC (and its subsidiaries) as of December 31, 2021 and 2020, and for the years then ended.

/s/ Moss Adams LLP

Dallas, Texas

June 30, 2022